EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in the Form 8-K/A of Wireless Ronin Technologies, Inc. and the incorporation by reference in the Form S-8 (File No. 333-145795) of Wireless Ronin Technologies, Inc. of our report dated October 29, 2007 with respect to the balance sheet of McGill Digital Solutions, Inc. as of December 31, 2006, and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2006, which report appears in this Form 8-K/A of Wireless Ronin Technologies, Inc., to be filed November 1, 2007.
/s/ Virchow, Krause & Company, LLP
October 30, 2007
Minneapolis, Minnesota